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                                                                    EXHIBIT 20.1

[LETTERHEAD OF BROADWAY STORES INC]


FOR IMMEDIATE RELEASE
JUNE 29, 1995


Contact:
Bill Ihle
(213) 227-3884



                     BROADWAY STORES AMENDS WORKING CAPITAL



LOS ANGELES, CA (06/29/95)--Broadway Stores, Inc., today announced that the company's working capital lender has amended certain provisions of the company's working capital facility to provide greater flexibility with respect to earnings.

David L. Dworkin, president and CEO of Broadway Stores, Inc., commented, "In addition to increasing our overall financial flexibility, this amendment demonstrates we continue to have the support and financial resources required to effectively operate in the difficult California retail environment. Despite the general weakness in the California economy, I feel we are well positioned for the fast approaching holiday selling season."

Broadway Stores, Inc., (NYSE:BWY) is one of the leading operators of full-line department stores in the Western United States with annual sales in excess of $2.0 billion. It operates 83 department stores under the names The Broadway, Emporium and Weinstocks.

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